Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: Paul Bowman, CFO Cymer, Inc. (858) 385-5312 pbowman@cymer.com	Media Contact: Kelly Hamor Formula (619) 234-0345 Hamor@formulapr.com

CYMER REPORTS FOURTH QUARTER AND 2009 OPERATING RESULTS

SAN DIEGO, Calif., January 28, 2010—Cymer, Inc. (Nasdaq: CYMI), the world’s leading supplier of light sources used by chipmakers to create advanced semiconductor chips, today announced operating results for the fourth quarter and year ended December 31, 2009.

For the fourth quarter of 2009:

•

net income totaled $12,153,000 equal to $0.40 per share (diluted), compared to net income of $3,984,000, equal to $0.13 per share (diluted) in the fourth quarter of 2008 and net income of $10,785,000, equal to $0.36 per share (diluted), in the third quarter of 2009.

•	revenue totaled $96,404,000 compared to revenue of $100,448,000 in the fourth quarter of 2008, and revenue of $92,328,000 in the third quarter of 2009.

For the year ended December 31, 2009:

•	net income totaled $11,976,000, equal to $0.40 per share (diluted), compared to net income of $36,540,000, equal to $1.22 per share (diluted), for the year ended December 31, 2008.

•	revenue totaled $307,664,000, compared to revenue of $459,010,000 in the prior year.

Commenting on results, Bob Akins, Cymer’s chief executive officer, said, “Over the course of 2009 we invested in technology and product leadership and positioned the company for future growth in what was a very challenging year for the global economy and semiconductor industry. We are pleased with our solid financial performance in the fourth quarter as we further benefited from an improving business environment, our reduced cost structure, and increased operational efficiencies. I would like to thank Cymer employees worldwide for their dedication to the success of our customers and their drive towards continued technology leadership.”

In the fourth quarter of 2009, the company shipped 13 light sources, all of which were XLR, and installed 31 light sources at chipmaker locations, of which 19 were argon fluoride (ArF) immersion. The company reported gross profit of $46.3 million for the fourth quarter of 2009, yielding a 48 percent gross margin. Total operating expenses, which include research and development and selling and administrative expenses, were $26.6 million. Total operating income was $19.7 million or 20.4 percent of revenue. The fourth quarter effective tax rate was 44.8 percent.

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CYMER REPORTS FOURTH QUARTER 2009 OPERATING RESULTS	Page 2 of 7

Deep ultraviolet (DUV) bookings for the fourth quarter of 2009 totaled $101.2 million, resulting in a book-to-bill ratio of 1.05. Seventy-two percent of the light source bookings in the fourth quarter were ArF immersion technology buys and twenty-eight percent were for KrF capacity expansion. The company ended the quarter with a DUV backlog of approximately $46.0 million, with ArF immersion light sources comprising approximately 84 percent of the value of sources in backlog.

For the full year 2009, the company shipped 38 light sources, of which 35 were XLR, and installed 78 light sources at chipmaker locations, of which 46 were ArF immersion. The company reported gross profit of $136.4 million for the full year of 2009, yielding a 44.3 percent gross margin. Total operating expenses for the year of $118.4 million includes research and development, selling and administrative and restructuring expenses. Total operating income was $18.0 million or approximately six percent of revenue.

As of December 31, 2009, cash and investments totaled $186 million, an increase of $28 million, or 18 percent, from September 30, 2009.

Corporate Outlook

Commenting on the outlook, Akins stated, “As we enter 2010, the outlook for our industry and Cymer’s business is very encouraging. We would expect to see an increased level of chipmaker investment in advanced immersion lithography in support of the transition to 45nm and below nodes, and a growing need for KrF tools to support capacity expansions. We also expect chipmaker utilization to remain at or above fourth quarter 2009 levels for the foreseeable future, resulting in strong demand for our Installed Base Product support. We continue to invest in our laser produced plasma EUV light source technology, and we are optimistic about our position in the display market with our TCZ laser crystallization tool for OLED manufacturing.”

Based on information available at this time, Cymer is providing the following guidance for the first quarter of 2010:

•	Revenue to increase approximately 10 percent as compared to the revenue reported for the fourth quarter of 2009 on the strength of light source sales.
•	Gross margin to be approximately 47 to 49 percent.
•	R&D expenses to be approximately $18.5 million.
•	SG&A expenses to be in the range of $12.5 to $13.0 million.
•	The annual effective tax rate to be approximately 32 to 35 percent.

Cymer’s management will hold a conference call at 2:00 pm (PST) today, January 28, 2010, to discuss fourth quarter and 2009 operating results and first quarter 2010 guidance. This press release, the conference call and accompanying slides may be accessed on the investor relations page of the company’s Web site at www.cymer.com.

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CYMER REPORTS FOURTH QUARTER 2009 OPERATING RESULTS	Page 3 of 7

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to statements regarding the company’s future growth, the benefits from the company’s investment in technology and product leadership, the improving business environment, the industry’s transition to EUV lithography and the statements under the caption “Corporate Outlook” above. These statements are predictions based on current information and expectations and involve a number of risks and uncertainties. In addition, statements regarding backlog and book-to-bill ratios should not be read as predictions or projections of future performance. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; cyclicality in the market for semiconductor manufacturing equipment; the timing of customer orders, shipments and acceptances; delays or cancellations by customers of their orders; the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the rate at which semiconductor manufacturers adopt new technologies and purchase and take delivery of photolithography tools from the company’s customers; the company’s ability to secure adequate supplies of critical components for its advanced products; the company’s ability to manage its expense levels and unanticipated expenses; the company’s ability to achieve its forecasted gross margin which includes its ability to absorb manufacturing costs; the company’s ability to align its cost structure with forecasted business levels; the company’s ability to manage its foreign currency exposure; the performance and conditions in the United States and world financial markets; the policies and actions of the United States and other governments; and general economic conditions. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

About Cymer

Cymer, Inc. (Nasdaq: CYMI) is the market leader in developing light sources, used by chipmakers worldwide to pattern advanced semiconductor chips. Cymer’s light sources have been widely adopted by the world’s top chipmakers and the company’s installed base comprises approximately 3,300 systems. Continuing its legacy of leadership, Cymer is currently pioneering the industry’s transition to EUV lithography, the next viable step on the technology roadmap for the creation of smaller, faster chips. The company is headquartered in San Diego, Calif., and supports its customers from numerous offices around the globe. Cymer maintains a Web site to which it regularly posts press releases, SEC filings, and additional information about Cymer. Interested persons can also subscribe to automated e-mail alerts or RSS feeds. Please visit www.cymer.com.

Cymer, OnPulse, XLR, and all other Cymer product or service names used herein are either registered trademarks or trademarks of Cymer, Inc. Any other marks mentioned herein are the property of their respective holders.

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CYMER REPORTS FOURTH QUARTER 2009 OPERATING RESULTS	Page 4 of 7

Cymer, Inc.

	Three Months Ended Dec 31		Years Ended Dec 31
	2009	2008	2009	2008
Total revenues	$96,404,000	$100,448,000	$307,664,000	$459,010,000

Net income	$12,153,000	$3,984,000	$11,976,000	$36,540,000
Diluted earnings per share	$0.40	$0.13	$0.40	$1.22
Weighted average common shares outstanding—diluted	30,264,000	29,645,000	29,945,000	29,992,000

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CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
REVENUES:
Product sales	$96,071	$99,967	$306,795	$456,729
Product sales—related party	333	481	869	2,281

Total revenues	96,404	100,448	307,664	459,010

COST OF REVENUES	50,154	54,636	171,250	240,768

GROSS PROFIT	46,250	45,812	136,414	218,242

OPERATING EXPENSES:
Research and development	15,823	23,957	65,809	95,229
Sales and marketing	4,019	5,347	16,603	23,713
General and administrative	6,730	9,090	27,569	36,180
Restructuring	—	3,038	8,407	3,038

Total operating expenses	26,572	41,432	118,388	158,160

OPERATING INCOME	19,678	4,380	18,026	60,082

OTHER INCOME (EXPENSE):
Foreign currency exchange gain (loss)	381	(214)	(1,107)	(6,642)
Write-down of investment	—	(206)	(291)	(5,309)
Interest and other income	166	1,123	1,509	8,845
Interest and other expense	(108)	(1,769)	(1,029)	(6,712)

Total other income (expense)—net	439	(1,066)	(918)	(9,818)

INCOME BEFORE INCOME TAX PROVISION	20,117	3,314	17,108	50,264

INCOME TAX PROVISION	9,021	154	8,389	16,587

NET INCOME	11,096	3,160	8,719	33,677

Net loss attributable to noncontrolling interest in subsidiary	1,057	824	3,257	2,863

NET INCOME ATTRIBUTABLE TO CYMER, INC.	$12,153	$3,984	$11,976	$36,540

EARNINGS PER SHARE:
Basic earnings per share	$0.41	$0.13	$0.40	$1.22

Weighted average common shares outstanding—basic	29,861	29,596	29,738	29,924

Diluted earnings per share	$0.40	$0.13	$0.40	$1.22

Weighted average common shares outstanding—diluted	30,264	29,645	29,945	29,992

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CYMER REPORTS FOURTH QUARTER 2009 OPERATING RESULTS	Page 6 of 7

CYMER, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

	December 31,	December 31,
	2009	2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$118,381	$252,391
Restricted cash	1,200	—
Short-term investments	62,895	30,900
Accounts receivable—net	76,792	64,296
Accounts receivable—related party	732	818
Inventories	185,077	194,746
Deferred and prepaid income taxes	45,689	46,886
Prepaid expenses and other assets	12,121	9,344

Total current assets	502,887	599,381

PROPERTY AND EQUIPMENT—NET	106,755	114,390
LONG-TERM INVESTMENTS	5,167	9,456
DEFERRED INCOME TAXES	26,998	29,168
GOODWILL	8,833	8,833
INTANGIBLE ASSETS—NET	8,327	9,898
OTHER ASSETS	5,951	6,318

TOTAL ASSETS	$664,918	$777,444

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$21,756	$15,003
Accounts payable—related party	9,284	4,108
Accrued warranty	16,640	23,565
Accrued payroll and benefits	16,434	12,682
Accrued patents, royalties and other fees	3,501	3,795
Convertible subordinated notes	—	140,722
Accrued income taxes	12,363	1,085
Deferred revenue	22,339	15,344
Accrued and other current liabilities	1,306	8,278

Total current liabilities	103,623	224,582

ACCRUED INCOME TAXES	11,562	18,447
DEFERRED REVENUE	525	—
OTHER LIABILITIES	7,570	11,791

Total liabilities	123,280	254,820

STOCKHOLDERS’ EQUITY

CYMER, INC. STOCKHOLDERS’ EQUITY:
Preferred stock—authorized 5,000,000 shares; $.001 par value; no shares issued or outstanding	—	—
Common stock—authorized 100,000,000 shares; $.001 par value; 42,751,000 shares issued and 29,899,000 shares outstanding at December 31, 2009; 42,461,000 shares issued and 29,609,000 shares outstanding at December 31, 2008	43	42
Additional paid-in capital	598,314	586,539
Treasury stock at cost (12,852,000 common shares at December 31, 2009 and December 31, 2008)	(473,580)	(473,580)
Accumulated other comprehensive loss	(8,280)	(5,999)
Retained earnings	422,750	410,774

Total Cymer, Inc. stockholders’ equity	539,247	517,776
Noncontrolling interest	2,391	4,848

Total stockholders’ equity	541,638	522,624

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$664,918	$777,444

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CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Years Ended December 31,
	2009	2008
OPERATING ACTIVITIES:
Net income	$8,719	$33,677
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	21,057	26,633
Stock-based compensation	5,667	5,630
Bad debt expense	2	1,885
Provision for deferred income taxes	2,328	(16,152)
Loss on disposal or impairment of property and equipment	1,881	297
Write-down of investments	291	5,309
Change in assets and liabilities:
Restricted cash	(1,200)	—
Accounts receivable	(12,651)	26,275
Accounts receivable—related party	86	294
Inventories	9,487	(63,620)
Prepaid expenses and other assets	(2,684)	(2,414)
Accounts payable	6,626	(8,788)
Accounts payable—related party	5,176	(320)
Accrued and other liabilities	(14,536)	(13,557)
Deferred revenue	7,379	4,909
Income taxes payable and accrued income taxes	4,254	(11,234)

Net cash provided by (used in) operating activities	41,882	(11,176)

INVESTING ACTIVITIES:
Acquisition of property and equipment	(14,831)	(23,689)
Purchases of investments	(94,161)	(90,309)
Proceeds from sold or matured investments	65,909	95,051

Net cash used in investing activities	(43,083)	(18,947)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	6,744	2,506
Cash investment in joint venture received from minority shareholder	800	2,000
Repayment of convertible subordinated note	(140,722)	—
Excess tax benefits from stock option exercises	267	58
Repurchase of common stock into treasury	—	(22,876)

Net cash used in financing activities	(132,911)	(18,312)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
CASH EQUIVALENTS	102	(4,881)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(134,010)	(53,316)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE YEAR	252,391	305,707

CASH AND CASH EQUIVALENTS AT END OF THE YEAR	$118,381	$252,391

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$2,803	$5,549

Income taxes paid	$11,232	$45,770

NONCASH OPERATING AND FINANCING ACTIVITIES:
In transit funds from the issuance of common stock	$81	—

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